Lake Shore’s Third Quarter 2015 Net Income of

$1.2 Million Improves $548,000 From Third Quarter 2014

-Year-to-Date Net Income of $2.5 Million Up 6% Compared to 2014

-Strong Commercial Lending Growth Continued Through the Third Quarter

-Board Declares $0.07 per share Cash Dividend, Payable in November

DUNKIRK, N.Y.—October 28, 2015-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced improved third quarter and year-to-date 2015 results compared to the prior year periods. Net income for the third quarter of 2015 was $1.2 million, or $0.21 per diluted share, compared to net income of $688,000, or $0.12 per diluted share, for the third quarter 2014, reflecting increased net interest income and non-interest income. For the nine months ended September 30, 2015, the Company earned $2.5 million, or $0.42 per diluted share, compared to net income of $2.4 million, or $0.41 per diluted share for the same period in 2014.

2015 Third Quarter and Nine-Month Highlights:

•	Continued strong growth in the Bank’s commercial loan portfolios, which grew by $18.8 million, or 23%, from December 31, 2014;
•	Strong improvement in the Bank’s net interest margin of 3.39% for third quarter 2015, up 28 basis points from third quarter 2014, and up ten basis points from the linked second quarter 2015;
•	Interest expense in third quarter 2015 declined by 22.2% compared to third quarter 2014, reflecting the ongoing focus on core (non-time) deposits;
•	Core deposits increased $3.1 million from December 31, 2014; and
•	The Company’s Board approved a $0.07 per share cash dividend payable on November 19, 2015.

“Lake Shore realized solid results for the 2015 third quarter and year-to-date periods as a result of our actions to reposition the balance sheet for an interest rate environment in transition,” said Daniel P. Reininga, President and Chief Executive Officer. “Our improved results were driven by continued growth in our commercial loan portfolios, improvement in our interest rate margin, stable non-interest expense levels and manageable loan loss provisions. Interest income generation during the third quarter 2015 was reflective of an increase in average loan balances, along with an evolving loan mix more heavily weighted with commercial credits. On the funding side, year-to-date interest expense continued to decline as we maintained our focus on core deposit generation and allowed higher-cost time deposits to run off. Our ongoing focus on efficiency was instrumental in holding 2015 non-interest expense to a less than two percent increase compared to both the prior year quarter and nine-month period. Our approach remains consistent and focused on the long-term and is intended to deliver solid and sustainable returns to our investors.”

Third quarter 2015 net interest income of $3.8 million was up $221,000, or 6.2%, compared to the third quarter of 2014.  The improvement to net interest income was primarily a result of lower interest expense. Interest expense for third quarter 2015 was $662,000, down $189,000, or 22.2%, from $851,000 in third quarter 2014, primarily as a result of a $19.2 million reduction in average time deposits compared to third quarter 2014. Third quarter 2015 interest income of $4.4 million, increased $32,000 compared to the prior year quarter, primarily a result of a $21.6 million increase in the average balance of loans, partially offset by a 13 basis points decline in the average interest yield on loans, and a $17.0 million decline in the average balance of the Bank’s securities portfolio.

Net interest income was $11.1 million for the nine months ended September 30, 2015, compared to $11.0 million for the same period in 2014. Interest income for the 2015 nine month period was $13.2 million, compared to $13.5 million for the first nine months of 2014. The decrease in year-to-date interest income was primarily a result of an $18.9 million reduction in the average balance of the Bank’s securities portfolio, reflecting ongoing actions to mitigate future interest rate risk. The reduction in interest income from the securities portfolio was partially offset by a $15.8 million increase in the average loan balance compared to the first nine months of 2014. Interest expense for the nine months ended September 30, 2015 was $2.2 million, down 13.7% from $2.5 million for the same period in 2014. The reduction in interest expense was a result of a nine basis points decline in the average rate paid on interest bearing liabilities, and a $16.3 million reduction in average interest bearing liabilities, primarily in time deposits.

Third quarter 2015 net interest margin increased 28 basis points to 3.39% compared with third quarter 2014. The increased net interest margin reflected a 13 basis points improvement in the average yield on interest-earning assets, along with a 16 basis points decline in the average cost of interest-bearing liabilities, compared to the prior year period. The third quarter 2015 net interest margin also improved by 10 basis points compared to the linked second quarter of 2015, reflecting a six basis points improvement in the average yield on interest-earning assets and a four basis points decline in the average rate on interest-bearing liabilities. The Bank’s net interest margin for the nine months ended September 30, 2015 improved by eight basis points to 3.30%, compared to the first nine months of 2014.

For third quarter 2015, the ratio of average interest-earning assets to average interest-bearing liabilities was 126.09%, up from 121.85% for third quarter 2014. For the nine months ended September 30, 2015, the ratio was 124.42% compared to 120.45% for the same period in 2014. Average interest-earning assets were $443.7 million for the third quarter of 2015 compared with $455.7 million for the prior year quarter. The decrease reflected a $16.6 million reduction in the average balance of cash and cash equivalents and a $17.0 million reduction in the average balance of the Bank’s securities portfolio, partially offset by a $21.6 million increase in average loans. Average interest-bearing liabilities for third quarter 2015 were $351.9 million, a decrease of $22.1 million compared to third quarter 2014, primarily as a result of the Bank’s planned run off of higher-cost time deposits. Average interest-earning assets for the nine months ended September 30, 2015 were $447.6 million, a reduction of $5.3 million compared to the prior year period. For the same period, interest bearing liabilities decreased by $16.3 million.

Third quarter 2015 non-interest income increased by $497,000 to $1.0 million compared to $531,000 for the prior year third quarter. The Bank sold $9.8 million of available for sale securities in the third quarter 2015 to increase liquidity, and to continue targeted actions to appropriately manage the Bank’s interest rate risk. The gain realized on the sale of the securities was $440,000. Additionally, both periods included a recovery on previously impaired investment securities, with a $48,000 recovery for third quarter 2015 and a $35,000 recovery for the prior year quarter. Non-interest income for the nine months ended September 30, 2015 was $2.1 million, compared to $1.7 million for the same period in 2014.

Non-interest expense was $3.3 million for third quarter 2015, an increase of $56,000, or 1.7%, compared to third quarter 2014. Higher data processing, occupancy and equipment and other costs for the current year quarter were partially offset by reduced professional services expenditures and lower salary and benefit costs.  For the nine months ended September 30, 2015, non-interest expense was $9.8 million, an increase of $118,000, or 1.2%, from $9.7 million for the first nine months of 2014. The increase was primarily a result of higher salary and benefit expenses and higher data processing charges, partially offset by lower professional services, advertising and other expense.

The provision for loan losses for third quarter 2015 was $30,000, down from $70,000 in third quarter 2014. The provision for loan losses for the nine months ended September 30, 2015 was $240,000, compared to $70,000 for the same period in 2014. The increase in the current year-to-date provision was primarily related to an  increase in commercial loan originations.

Non-performing loans as a percent of total loans at September 30, 2015 were 1.87%, a 21 basis point increase from 1.66% at December 31, 2014, primarily as a result of an increase in non-performing commercial real estate loans. Compared to the linked second quarter of 2015, the ratio of non-performing loans to total loans declined by nine basis points. The Company’s allowance for loan losses as a percent of total loans was 0.71% on September 30, 2015, compared with 0.67% on December 31, 2014.

Total assets at September 30, 2015 were $472.3 million, compared to $487.5 million on December 31, 2014. Total deposits at September 30, 2015 were $371.9 million, compared with $386.9 million on December 31, 2014, reflecting the Bank’s decision to allow higher cost time deposits to run off. Core deposits (non-time savings and transaction accounts) at September 30, 2015 were $207.9 million, an increase of $3.1 million from December 31, 2014. Stockholders’ equity at September 30, 2015 was $73.3 million, an increase of $1.7 million compared with $71.6 million on December 31, 2014.

Dividend Declared

The Company’s Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock on October 28, 2015, payable on November 19, 2015, to shareholders of record as of November 9, 2015. The closing stock price of Lake Shore Bancorp, Inc. shares was $13.50 on October 26, 2015, which implied a dividend yield for the Company’s common stock of 2.07%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Total assets	$472,297	$487,471
Cash and cash equivalents	32,588	35,811
Securities available for sale	116,806	138,202
Loans receivable, net	294,615	284,853
Deposits	371,870	386,939
Long-term debt	18,950	18,950
Stockholders’ equity	73,345	71,630

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,427	$4,395	$13,234	$13,460
Interest expense	662	851	2,164	2,507
Net interest income	3,765	3,544	11,070	10,953
Provision for loan losses	30	70	240	70
Net interest income after provision for loan losses	3,735	3,474	10,830	10,883
Total non-interest income	1,028	531	2,109	1,681
Total non-interest expense	3,264	3,208	9,833	9,715
Income before income taxes	1,499	797	3,106	2,849
Income tax expense	263	109	602	487
Net income	$1,236	$688	$2,504	$2,362
Basic and diluted earnings per share	$0.21	$0.12	$0.42	$0.41
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Return on average assets	1.04%	0.56%	0.69%	0.65%
Return on average equity	6.80%	3.96%	4.59%	4.61%
Average interest-earning assets to average interest-bearing liabilities	126.09%	121.85%	124.42%	120.45%
Interest rate spread	3.24%	2.95%	3.14%	3.07%
Net interest margin	3.39%	3.11%	3.30%	3.22%

	September 30,	December 31,
	2015	2014
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.87%	1.66%
Non-performing assets as a percent of total assets	1.24%	1.05%
Allowance for loan losses as a percent of total net loans	0.71%	0.67%
Allowance for loan losses as a percent of non-performing loans	38.15%	40.62%